Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHARONAI INC

The following discussion and analysis provides information which SharonAI’s management believes is relevant to an assessment and understanding of SharonAI’s results of operations and financial condition. This discussion and analysis should be read together with SharonAI’s audited financial statements as of and for the years ended December 31, 2024 and 2023 and the related notes and the unaudited financial statements as of and for the periods ended September 30, 2025 and 2024 included elsewhere in this Current Report on Form 8-K. This discussion and analysis should also be read together with the unaudited pro forma combined financial information as of and for the year ended December 31, 2024 in the section titled “Unaudited Pro Forma Combined Financial Information”. This discussion and analysis may contain forward-looking statements based upon current expectations that are subject to known and unknown risks, uncertainties and assumptions. SharonAI’s actual results may differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” or in other parts of this registration statement. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SharonAI” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of SharonAI.

Basis of Presentation

SharonAI is a corporation formed in Delaware on February 15, 2024, with the intent to act as a holding company to acquire various assets focused on or in the High Performance Computing (“HPC”) industry and the Artificial Intelligence (“AI”) field of technology. HPC is a computing technology that uses clusters of processors or processor cores working in parallel to solve advanced computational problems across a wide range of scientific, engineering, finance, business and other fields. We are specifically focused on infrastructure and technology associated with the development and delivery of these HPC/AI services to users and applications which require both large amounts of Graphic Processing Units (“GPU”) and Central Processing Units (“CPU”), combined with data storage. CPUs are general purpose processors while GPUs are optimized for parallel processing and were originally used for computer graphics. Data storage is used to store the large data sets common in HPC/AI and to back up information. Our two main business lines are an AI/HPC cloud platform, which is based in Australia, and the development of power and data center assets, which is based in the U.S.

In March of 2024, we formed two new wholly owned subsidiaries in Delaware, SharonAI Operations LLC, which we intend to use for U.S. based operational activities as our operations expand to the U.S., and SharonAI Hosting LLC, which we intend to use to hold assets that are acquired in the future and based in the U.S.

In April of 2024, we acquired 100% of the issued capital of Alternative Asset Management Pty Ltd ACN 645 215 194 (AAM), an Australian company that we renamed SharonAI Pty Ltd (“SAIPL”) and which has a business operating distributed data storage a type of cloud storage that utilizes Web 3 technology to provide decentralized networks of independent nodes to securely store and retrieve data, ensuring redundancy, fault tolerance, and resistance to censorship while incentivizing storage providers with blockchain-based rewards. This acquisition was part of a transaction in which SAIPL also obtained certain assets from Digital Income Fund Pty Ltd ACN 643 155 328 as trustee for the Digital Income Fund ABN 12 771 427 247 (“DIF”), an Australian company which it acquired storage servers and ancillary equipment for the operation of the distributed storage operations. In addition to these assets AAM had acquired a Tier 3 designed modular data center.

In June of 2024, we acquired over 95% of the issued capital of Distributed Storage Solutions Limited ACN 646 979 222 (“DSS”) via direct agreement with individual shareholders, an Australian company that operates distributed data storage and HPC/AI equipment. In the period from June 2024 to December 2024, we continued with further acquisitions of the issued capital ending 2024 with over 99% of outstanding stock in DSS. The acquisitions of SAIPL and DSS provided us with a substantial amount of storage capacity, GPUs and CPUs, a core operational team including our current chief operating officer and strategic relationships with suppliers including Lenovo and NEXTDC. Both SAIPL and DSS continue as our main operating subsidiaries in Australia.

In January of 2025, we formed a 50:50 joint venture with New Era Energy and Digital Inc., named Texas Critical Data Centers LLC (“TCDC”), to fund, develop, and construct a planned sustainable data center site project behind the meter with a natural gas-fired power plant within the Permian Basin in Western Texas.

On January 30, 2025, the Company entered into a Business Combination Agreement (the “BCA”) with Roth CH Acquisition Co. (“Roth CH”) and subsequently on May 14 2025, filed an S-4 registration statement in participation with Roth with the Securities and Exchange Commission (“SEC”).

On June 9, 2025, the Company made a strategic decision to cease its participation in the operations associated with the Filecoin ecosystem in order to focus its resources and efforts on the continued growth of its high-performance GPU-as-a-Service (GPUaaS) business. This decision aligns with the Company’s long-term strategy to concentrate on providing scalable, on-demand computing infrastructure for artificial intelligence, research, and other data-intensive applications.

On June 30, 2025, all activities related to the Company’s prior Filecoin-related operations had been fully wound down. This transition reflects a broader shift toward infrastructure services with more predictable and scalable revenue opportunities and supports the Company’s goal of building a focused, capital-efficient technology services platform.

Key Factors Affecting Operating Results

The Company’s operating results for the quarter were primarily influenced by continued strategic activity following corporate transactions completed in 2024. A significant portion of the quarter was dedicated to advancing the planned merger, both from a corporate governance and regulatory standpoint, and through operational integration efforts. Concurrently, the Company invested heavily in the development and deployment of new proprietary operating software and cloud computing platforms. While these initiatives did not materially improve financial performance in Q1, they represent foundational work aimed at enabling future scalability, improved product offerings, and enhanced customer engagement. These investments are expected to support the acquisition of higher quality customers, deliver operational efficiencies, and position the business for long-term revenue growth and profitability. The Company views these developments as critical to its forward strategy, despite their limited impact on short-term results.

The third quarter of 2025 showed a loss of $1,636 thousand and the first nine months of 2025 showed a loss of $5,664 thousand.

Industry Trends

During the period, the Company has strategically continued to shift its focus from providing storage services to developing and delivering GPU Cloud services, aligning with the growing demand for high-performance computing (HPC) and AI-driven workloads. This transition reflects a response to changing market dynamics and the increasing need for scalable, on-demand GPU infrastructure to support machine learning, AI training, and other compute-intensive applications.

The market for GPU Cloud services has shown strong theoretical demand, with significant interest from AI developers, research institutions, and enterprises seeking cost-effective, scalable compute resources. The Company anticipates that once its GPU deployments are fully operational and its orchestration layers are in place to facilitate seamless customer interaction and resource management, it will be well-positioned to capture an increase in revenue from this expanding industry.

However, the Company operates in a highly dynamic and competitive landscape, with several key challenges that could impact its ability to scale efficiently. Access to essential GPU hardware remains constrained, with supply chain limitations, geopolitical restrictions, and high demand from hyperscalers and AI-focused enterprises driving longer lead times and increased acquisition costs. The evolving nature of AI and high-performance computing technologies also presents a risk of obsolescence, requiring continuous adaptation and investment in next-generation infrastructure.

Additionally, rising operational costs, particularly for power, colocation services, and network infrastructure, are increasing the cost base for GPU Cloud services. These inputs are critical to the Company’s ability to deliver competitive pricing and maintain sustainable margins in a market where efficiency and performance optimization are key differentiators.

The Company is actively working to optimize its deployment strategies, secure long-term supplier agreements, and refine its orchestration technology to enhance scalability, utilization, and cost efficiency. As the GPU Cloud platform reaches full-scale deployment, the Company expects to capitalize on the strong demand for AI and HPC compute resources while mitigating the impact of rising costs and supply chain constraints.

Critical Accounting Polices and Estimates

SharonAI believes that the following critical policies affect it’s more significant judgments and estimates used in preparation of the Company’s consolidated financial statements.

Goodwill

Goodwill represents the excess of purchase price of acquisitions over the acquisition date fair value of the net assets of businesses acquired. Goodwill is not amortized and is tested at least annually for impairment. We perform our annual analysis during the beginning of the fourth quarter of each fiscal year and in any other period in which indicators of impairment warrant additional analysis. Goodwill is evaluated for impairment by comparing our estimate of the fair value of the reporting unit, or operating segment, with the reporting unit’s carrying value, including goodwill. Given the Company’s reporting and operating structure as a single operating segment — the provision of high-performance computing services — and the integration of the acquired entity into group-wide operations, goodwill is tested at the reporting unit level, defined as the consolidated Group.

During 2024 management first assessed goodwill for impairment by evaluating qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount including goodwill. Management evaluated macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and various entity specific events to determine that an impairment indicator was not present and an additional quantitative impairment test was not required. The use of alternate judgments and/or assumptions could result in a different conclusion which would require a quantitative impairment test and the recognition of different levels of impairment charges in the consolidated financial statements.

We did not record a goodwill impairment charge for the year ended December 31, 2024. In addition, we are implementing strategic plans as discussed in Recent Business Developments to help prevent impairment charges in the future.

As of June 30, 2025, the Company performed an interim impairment test for goodwill in accordance with ASC 350-20, due to a triggering event. In June 2025, the Board approved the closure of the Company’s distributed storage operations, which were part of a business acquired in June 2024. The shutdown represented a significant change in strategic direction and constituted a triggering event requiring impairment testing.

Goodwill arising from the acquisition amounted to $18.0 million and is allocated to the Group’s sole reporting unit, which is also the Group’s single operating segment- provision of high-performance computing services. The acquired operations were fully integrated into the Group and do not represent a standalone reporting unit.

A quantitative impairment test was performed using a discounted cash flow (DCF) model, with the following key assumptions:

●	Projection period: FY2025 to FY2028

●	Discount rate (WACC): 19.8%

●	Terminal growth rate: 2%

●	Tax rate: 23%

The fair value of the reporting unit was estimated at $28 million, compared to the carrying amount of $26.3 million, resulting in headroom of $1.7 million. Accordingly, no goodwill impairment was recognized.

A sensitivity analysis was also conducted to assess the impact of adverse changes in key assumptions. Under scenarios with higher discount rates or lower terminal growth, the fair value declined significantly, with certain cases indicating potential impairment. For example, increasing the discount rate to 21% and reducing the terminal growth rate to 1.5% resulted in a fair value below the carrying amount.

While no impairment is currently required, the narrow headroom indicates that goodwill may be susceptible to future impairment should there be any unfavorable changes in market conditions, adverse changes in key valuation assumptions, or business performance. Although we do not anticipate a future impairment charge, certain events could occur that might adversely affect the reported value of goodwill. Such events could include, but are not limited to, economic or competitive conditions, a significant change in technology, the economic condition of the industries we serve, and failure to successfully implement our strategic plan. If our judgments and assumptions change as a result of the occurrence of any of these events or other events that we do not currently anticipate, our expectations as to future results and our estimate of the implied fair value also may change. Management will continue to monitor relevant indicators and reassess as necessary.

Recent Developments

BCA Closing

On December 17, 2025, the BCA closed and SharonAI became a wholly-owned subsidiary of SharonAI Holdings, Inc. (f/k/a Roth CH Holdings, Inc.).

Binding Term Sheet for Sale of 50% Interest in TCDC

On December 19, 2025, SharonAI Inc., a subsidiary of SharonAI Inc. Holdings Inc. (“we,” “us,” the “Company” or “SharonAI”), entered into a Binding Term Sheet for Acquisition of Interest in Texas Critical Data Centers, LLC (the “Term Sheet”), setting forth the terms and conditions for SharonAI’s sale of 100% of its 50% interest in Texas Critical Data Centers LLC (“TCDC”) to New Era Energy & Digital Inc. (“NUAI”). TCDC is a joint venture between SharonAI and NUAI formed to fund, develop, and construct a data center site project with behind the meter natural gas-fired power in Ector County, Texas.

The Term Sheet obligates SharonAI And NUAI to negotiate and execute customary definitive agreements in good faith that incorporate the terms of the Term Sheet and contain other customary terms and conditions, as expeditiously as possible, and no later than January 15, 2026.

The consideration NUAI will pay SharonAI for the interests of TCDC will be an aggregate of $70,000,000, of which, (a) $10,000,000 will be payable in cash, with (i) $150,000 payable as a non-refundable deposit within 14 days of December 19, 2025, and (ii) $9,850,000 payable upon the occurrence of certain events, but no later than March 31, 2026; (b) $10,000,000 will be payable in common stock or other units of NUAI upon the occurrence of certain events, but no later than March 31, 2026; and (c) $50,000,000 will be payable by issuance of a senior secured convertible promissory with a right of SharonAI to convert 20% of the amount owed into common stock of NUAI and which matures and is due June 30, 2026.

The sale of the interests of TCDC are subject to the condition that SharonAI reimburse NUAI for SharonAI’s portion of the amount required to be contributed to TCDC for TCDC to purchase the Additional 203 Acres (as defined below) on or before January 9, 2026, which amount is approximately $2,550,000.

Results of Operations

Comparative Results for the three months ended September 30, 2025, and 2024:

	For the Three Months Ended
	September 30,
	2025	2024
Revenue	$506,747	$159,000
Cost of Revenue	371,778	329,005
Gross profit	134,969	(170,005)
Share based compensation	489,345	-
Selling, general and administrative expenses	880,351	806,712
Other expenses	343,775	163,652
Other income	-	(140,938)
Loss from operations	(1,578,502)	(999,431)
Non-operating income (expense):
Change in fair value of digital assets	(15,255)	(95,809)
Interest expense, net	(71,528)	(22,331)
Loss before income taxes	(1,665,285)	(1,117,571)
Income tax benefit (expense)	29,774	(20,516)
Net Loss	$(1,635,511)	$(1,138,087)
Net loss attributable to non-controlling interest	(7,850)	(5,463)
Net Loss Attributable to SharonAI Inc.	$(1,627,661)	$(1,132,624)
Net Loss per share, basic and diluted	$(1.53)	$(1.16)
Weighted average number of shares outstanding	1,067,213	975,475

Revenue

Q3 2025: $507 thousand | Q3 2024: $159 thousand

Total revenue for the three months ended September 30, 2025 and 2024, was $506 thousand and $159 thousand, respectively. The increase was primarily driven by the growth of the Company’s GPU cloud services segment, reflecting higher deployment of compute resources and expanding customer adoption across AI and high-performance computing use cases.

Cost of Revenue

Q3 2025: $372 thousand | Q3 2024: $329 thousand

Cost of revenue for the three months ended September 30, 2025 and 2024, was $372 thousand and $329 thousand, respectively, an increase of approximately $43 thousand. The increase was primarily driven by costs incurred in delivering GPU cloud computing operations. Key components included data center costs- comprising colocation facility fees, internet connectivity, and power consumption necessary to support high-performance infrastructure. The Company also incurred service fees under managed service agreements with third-party suppliers who provide and maintain the computer data storage equipment used in its operations. These fees include the use, upkeep, and performance monitoring of the hardware infrastructure.

Share-Based Compensation

Q3 2025: $489 thousand | Q3 2024: $0

This figure represents stock-based compensation expenses issued to employees, executives, or advisors as part of recruitment and retention. Given the company’s new formation, share-based compensation is a tool to attract key talent and align leadership with long-term growth objectives. The value of share based payments represents the amount of share based payments that has reached the performance criteria of the issuances (if any) pro rata expensed over the time based vesting term.

Selling, General, and Administrative Expenses (SG&A)

Q3 2025: $880 thousand | Q3 2024: $807 thousand

Selling, general and administrative (SG&A) expenses for the period primarily reflect foundational investments to establish and scale the Company’s operations. The increase was mainly driven by employee-related costs and professional fees incurred including legal, consulting, and audit services. SG&A expenses are expected to normalize as the Company transitions from its initial setup and transactional activities to a more stable operating phase.

Other Expenses

Q3 2025: $344 thousand | Q3 2024: $164 thousand

This category includes depreciation and amortization expenses recognized during the period related to both new and existing property, plant, and equipment, as well as intangible assets acquired through recent business combinations. These non-cash charges reflect the systematic allocation of the cost of long-lived assets over their estimated useful lives and are primarily associated with infrastructure used in the Company’s Filecoin and GPU cloud service operations. In addition, this category captures the impact of material unrealized gains and losses arising from the remeasurement of cross-currency balances under applicable foreign exchange accounting standards. These foreign currency translation adjustments, while non-operational in nature, can introduce volatility into reported results depending on exchange rate movements during the period. Together, these items contribute to the reported net loss but do not impact cash flows from operations and are expected to fluctuate based on the Company’s investment activity and foreign currency exposure.

Change in Fair Value of Digital Assets

Q3 2025: $15 thousand | Q3 2024: $96 thousand

The decrease in fair value of digital assets during the period reflects a decline in the market value of cryptocurrency held in connection with the Company’s Filecoin data storage operations. This loss is non-operational in nature and does not directly impact the core business activities or underlying operating performance. However, it does reduce reported earnings for the period and may affect short-term financial flexibility depending on market conditions. The Company continues to monitor its digital asset holdings and associated risks as part of its broader treasury and operational strategy.

Other Income

Q3 2025: $0 | Q3 2024: $141 thousand

Other income for the three months ended September 30, 2024, primarily consisted of grant income recognized under a research and development (R&D) support program. Research and development grants are received from the Australian Taxation Office. The grants are recognized as other income once the Group has complied with all the attached conditions, at the estimated amount that will be received for the period.

Interest Expense, Net

Q3 2025: $72 thousand | Q3 2024: $22 thousand

Net interest expense for the period primarily relates to interest incurred on lease liabilities recognized under right-of-use (ROU) asset arrangements and loans. These expenses reflect the financing component of current loans and long-term lease agreements associated with the Company’s operational infrastructure. The overall interest burden was slightly offset by interest income earned on term deposits held as part of the Company’s short-term obligations associated with managed service agreements.

Income Tax Benefit (Expense)

Q3 2025: $30 thousand | Q3 2024: ($21) thousand

The Company recorded income tax benefit of $30 thousand for the three months ended September 30, 2025 due to the Company’s operating losses. The losses generated are consistent with the early-stage growth of the business and reflect significant investment in product development, infrastructure buildout, and strategic corporate activities. As a result, the Company has accumulated net operating loss (NOL) carry forwards, which may be used to offset future taxable income once profitability is achieved.

Comparative Results for the Nine Months ended September 30, 2025, and 2024:

	For the Nine Months Ended
	September 30,
	2025	2024
Revenue	$1,208,824	$171,800
Cost of Revenue	1,083,426	336,405
Gross profit	125,398	(164,605)
Share based compensation	1,446,312	-
Selling, general and administrative expenses	2,970,874	1,065,931
Other expenses	2,019,907	169,327
Other income	(961,713)	(140,938)
Loss from operations	(5,349,982)	(1,258,925)
Non-operating income (expense):
Change in fair value of digital assets	(406,345)	(87,222)
Interest expense, net	(127,430)	(13,803)
Loss before income taxes	(5,883,757)	(1,359,950)
Income tax benefit (expense)	219,935	(20,516)
Net Loss	$(5,663,822)	$(1,380,466)
Net loss attributable to non-controlling interest	(27,185)	(5,463)
Net Loss Attributable to SharonAI Inc.	$(5,636,637)	$(1,375,003)
Net Loss per share, basic and diluted	$(5.28)	$(1.41)
Weighted average number of shares outstanding	1,067,213	975,475

Revenue

YTD Q3 2025: $1,209 thousand | YTD Q3 2024: $172 thousand

Total revenue for the nine months ended September 30, 2025 and 2024, was $1,209 thousand and $172 thousand, respectively. The increase was primarily driven by revenues from Filecoin storage services and GPU cloud computing operations during the first half of 2025. Following the Company’s decision to discontinue its Filecoin activities in the second quarter of 2025, no Filecoin-related revenue was recognized in the current quarter. Accordingly, total revenue for the third quarter of 2025 was entirely attributable to GPU cloud computing operations, supported by the continued deployment of compute resources and increasing demand from artificial intelligence (AI) and high-performance computing workloads.

Cost of Revenue

YTD Q3 2025: $1,083 thousand | YTD Q3 2024: $336 thousand

Cost of revenue for the nine months ended September 30, 2025 and 2024, was $1,083 thousand and $336 thousand, respectively. The increase was primarily driven by expenses related to the delivery of Filecoin storage services and GPU cloud computing operations during the first half of 2025. Following the Company’s decision to discontinue its Filecoin activities in the second quarter of 2025, no Filecoin-related costs were incurred in the current quarter. Accordingly, cost of revenue for the third quarter of 2025 was primarily attributable to GPU cloud computing operations.

Share-Based Compensation

YTD Q3 2025: $1,446 thousand | YTD Q3 2024: $0

This amount represents stock-based compensation expenses related to equity awards granted to employees, executives, and advisors as part of the Company’s recruitment and retention strategy. As a newly established organization, the Company utilizes share-based compensation to attract key talent and align leadership incentives with its long-term growth objectives. The recognized expense reflects the portion of share-based awards that have met any applicable performance conditions, amortized on a pro rata basis over the respective time-based vesting period.

Selling, General, and Administrative Expenses (SG&A)

YTD Q3 2025: $2,971 thousand | YTD Q3 2024: $1,066 thousand

For the nine months ended September 30, 2025 and 2024, the Company recognized selling, general and administrative (SG&A) expenses of $2,971 thousand and $1,066 thousand, respectively. The increase was primarily driven by higher employee-related costs and professional fees, including legal, consulting, and audit services, incurred to support regulatory compliance and strategic initiatives. The Company also recognized bad debt expense related to the sale of a fixed asset in the first quarter.

Other Expenses

YTD Q3 2025: $2,020 thousand | YTD Q3 2024: $169 thousand

This category includes depreciation and amortization expenses recognized during the period related to both new and existing property, plant, and equipment, as well as intangible assets acquired through recent business combinations. These non-cash charges reflect the systematic allocation of the cost of long-lived assets over their estimated useful lives and are primarily associated with infrastructure used in the Company’s Filecoin and GPU cloud service operations. In addition, this category captures the impact of material unrealized gains and losses arising from the remeasurement of cross-currency balances under applicable foreign exchange accounting standards. These foreign currency translation adjustments, while non-operational in nature, can introduce volatility into reported results depending on exchange rate movements during the period. Together, these items contribute to the reported net loss but do not impact cash flows from operations and are expected to fluctuate based on the Company’s investment activity and foreign currency exposure.

Change in Fair Value of Digital Assets

YTD Q3 2025: $406 thousand | YTD Q3 2024: $87 thousand

The decrease in the fair value of digital assets during the period primarily reflects a decline in the market price of cryptocurrency held in connection with the Company’s Filecoin-related activities. In accordance with ASC 2023-08, digital assets that meet the scope criteria are measured at fair value, with changes in fair value recognized in net income in the period in which they occur. As such, decreases in market value are reflected as losses in current period earnings, while subsequent increases in fair value are similarly recognized in earnings when they occur. While fair value volatility does not affect the Company’s core operating performance, it directly impacts reported net income for the period and may influence short-term financial flexibility depending on market conditions. The Company continues to monitor its digital asset exposures and related risks as part of its broader treasury and risk management strategy.

Other Income

YTD Q3 2025: $962 thousand | YTD Q3 2024: $141

Other income for the nine months ended September 30, 2025, primarily includes gains from the sale of two fixed assets. These transactions reflect the Company’s ongoing efforts to optimize its asset base and reallocate resources toward higher-value strategic initiatives.

The first asset sale occurred during the first quarter and involved equipment that was no longer essential to the Company’s operations or future direction. The assets were sold at amounts exceeding their carrying values, resulting in a gain recognized in the period. The second asset sale was completed on June 30, 2025, and involved the disposal of storage server assets. These assets were previously classified as property, plant, and equipment and were fully depreciated and no longer in active operational use at the time of sale. As such, the entire sale proceeds were recognized as a gain in the Company’s results for the quarter ended June 30, 2025.

These gains are not reflective of the Company’s core business operations or recurring revenue streams and are not presented as discontinued operations under ASC 205-20, as the disposals do not represent a strategic shift in the Company’s activities.

Interest Expense, Net

YTD Q3 2025: $127 thousand | YTD Q3 2024: $14 thousand

Net interest expense for the period primarily reflects interest incurred on lease liabilities recognized under right-of-use (ROU) asset arrangements and on outstanding loans. These expenses represent the financing component of the Company’s current loan facilities and long-term lease agreements supporting its operational infrastructure. The overall interest burden was partially offset by interest income earned on term deposits maintained in connection with the Company’s managed service arrangements. Although not material to overall results, the net interest expense reflects the Company’s existing capital structure and lease financing commitments.

Income Tax Benefit (Expense)

YTD Q3 2025: $220 thousand | YTD Q3 2024: ($21) thousand

For the nine months ended September 30, 2025, the Company recorded an income tax benefit of $220 thousand, primarily attributable to operating losses incurred during the period. These losses are consistent with the Company’s early-stage growth trajectory and reflect continued investment in product development, infrastructure buildout, and strategic corporate initiatives.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditure.

The Company currently operates without any external debt on its balance sheet, providing a degree of financial flexibility and eliminating the need for interest servicing during this early stage of growth. This structure allows available capital to be directed toward operational expansion, product development, and ongoing corporate initiatives. While the absence of debt reduces near-term financial obligations, the Company continues to evaluate its capital structure and may consider future financing options as strategic needs evolve. Maintaining a debt-free position at this time supports stability while preserving the ability to access external capital in the future, if required.

As of the end of the period ended September 30, 2025, the Company held cash of $1,365 thousand. The Company also has outstanding convertible notes as disclosed in Note 11 Note Payable to the financial statements. These instruments contain terms that may require settlement in cash, conversion into equity, or repayment upon maturity, depending on future events. No material principal repayments are contractually required within the next twelve months; however, the Company continues to monitor its obligations closely in light of operational funding needs and market conditions.

Management continuously evaluates its capital structure and may seek additional financing, including equity issuances, debt facilities, or hybrid instruments, to support the expansion of its GPU infrastructure and related platform capabilities. The Company has historically accessed external capital to fund its growth and believes it will be able to continue doing so as needed.

The Company has incurred operating losses to date and expects to continue investing in scaling its infrastructure and operations. These factors indicate that additional capital will be required to support ongoing activities and meet obligations as they become due.

The Company is currently engaged in active capital raising discussions with existing and prospective investors. Management believes these ongoing capital raising efforts, together with the Company’s operational plans, will provide sufficient liquidity to support the Company’s continued operations.

Cash flow analysis

The following table provides a summary of the cash flow statement for the nine months ended September 30, 2025 and 2024:

	For the Nine Months Ended
	September 30,
	2025	2024
Net cash provided by (used in) operating activities	$(2,356,333)	$(1,021,223)
Net cash provided by (used in) investing activities	$(481,909)	$(3,570,991)
Net cash used in financing activities	$102,813	$5,057,320

Operating activities

Net cash used in operating activities was $2,356 thousand for the nine months ended September 30, 2025. Operating cash flows during the period were primarily driven by the Company’s Filecoin storage operations and revenue from GPU cloud services. These inflows were offset by operating expenditures, including product development costs, increased equipment-related expenses to support infrastructure expansion, and professional fees associated with strategic corporate activities. The Filecoin operations ceased during the second quarter of 2025. As the GPU cloud business continues to expand, the Company expects higher operating cash flow contributions, supporting improved financial performance and long-term operational sustainability.

Investing activities

Net cash used in investing activities was $482 thousand for the nine months ended September 30, 2025, primarily reflecting the Company’s investment in the Texas Critical Data Centres joint venture, partially offset by proceeds from the sale of digital assets and fixed assets.

For the nine months ended September 30, 2024, net cash used in investing activities was $3,571 thousand, mainly related to equipment purchases to support the Company’s infrastructure expansion and operational growth.

Financing activities

Net cash provided by financing activities was $103 thousand for the nine months ended September 30, 2025, primarily reflecting loan proceeds and payments of lease liabilities under existing lease agreements. This compares to net cash provided by financing activities of $5,057 thousand for the nine months ended September 30, 2024, which primarily resulted from proceeds from a capital raise completed in June 2024.

Future cash requirements

The company is in a position of stable cash balance to continue its intrinsic operations and expansion of products, however, has committed to acquire via 5-year lease further compute related equipment in 2025. The Company also expects to raise further funds to acquire additional equipment and participation in joint venture requirements for further increase in business expansion.

US Taxes

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The legislation permanently extends certain expiring provisions of the Tax Cuts and Jobs Act, introduces changes to the international tax framework, and reinstates favorable tax treatment for select business-related provisions. The OBBBA includes multiple effective dates, with some measures applicable beginning in 2025 and others taking effect in subsequent periods. We are currently evaluating the potential impact of the OBBBA on our consolidated financial statements.

Research and development, patents, and licenses

Our research and development, or R&D, program is focused on researching and exploring opportunities to develop proprietary data storage software and system architecture to accelerate storage and retrieval of data across distributed networks and management of complex compute resource demands to enable idle compute to serve multiple purposes. We procure all the necessary hardware and conduct research and development on service management, focusing on enhancing user interfaces, optimizing load management, and improving orchestration for seamless and efficient operations.

We have also commenced research into the software elements of computing and are in the initial stages of researching a range of programs to improve efficiency and accessibility of our products. We are currently only conducting research in Australia under the R&D Tax incentive scheme. We do not operate a separate division or forecast budget for R&D activities instead evaluating expenses occurred through the year on an arrears basis.

The R&D Tax Incentive in Australia is a government program that provides tax offsets to businesses investing in eligible research and development activities. Companies with an annual turnover below AUD$20 million receive a refundable tax offset of their corporate tax rate plus an 18.5% premium, while larger businesses receive a non-refundable offset based on their R&D intensity. To qualify, activities must involve systematic experimentation to generate new knowledge, adhering to scientific principles. Businesses must register their R&D activities with AusIndustry and then claim the offset through the Australian Taxation Office. The incentive is designed to support innovation, technology development, and business growth, but companies must ensure reporting and compliance to be eligible.

Off-Balance Sheet Arrangements

As of the reporting date, SharonAI has entered into certain contractual obligations that are not recognized on the balance sheet but may have a material effect on the Company’s financial condition, results of operations, or liquidity. These off-balance sheet arrangements primarily consist of data center colocation facility commitments and managed service agreements.

Colocation Facility Commitments

The Company has entered into colocation agreements for data center facilities under non-cancellable operating lease arrangements. These agreements are generally structured with five-year terms, with costs that fluctuate based on the quantity of deployed equipment and power usage. The Company’s future obligations under these agreements are contingent upon business expansion, changes in IT infrastructure needs, and energy consumption levels.

Although these commitments do not appear as liabilities on the balance sheet under applicable accounting standards, they represent a significant financial obligation that impacts future cash flows. If the Company’s colocation needs increase or energy prices rise, the total financial exposure under these agreements could materially increase. Conversely, the Company’s ability to reduce these commitments may be limited due to contract terms and renewal obligations.

Managed Service Agreements

The Company has multiple agreements for managed service equipment and associated services with third-party vendors. These agreements involve commitments totaling approximately $34,000 per month, with remaining contract durations ranging from 2 to 5 years. The Company’s obligations under these contracts include ongoing infrastructure support, equipment maintenance, and service-level agreements (SLAs) that are essential for business continuity.

Although these obligations do not meet the criteria for balance sheet recognition, they represent recurring financial commitments that impact operating expenses and liquidity. If the Company seeks to renegotiate, terminate, or scale these agreements, penalties or additional costs may be incurred.

Potential Effects on Liquidity and Financial Condition

The Company continuously evaluates its off-balance sheet arrangements to assess their impact on liquidity, financial position, and operational flexibility. Factors that could materially affect these commitments include:

●	Changes in power costs: Volatility in energy pricing could increase the total cost of colocation facility commitments.

●	Scalability of IT infrastructure: Higher-than-expected deployment of new equipment may lead to increased costs under colocation agreements.

●	Service provider risks: Changes in vendor pricing, contract renewals, or service disruptions could impact the cost-effectiveness of managed service agreements.

At this time, the Company does not believe that these off-balance sheet arrangements create material risks beyond those disclosed in its financial statements and risk factors. However, the Company will continue to monitor and manage these obligations in alignment with its operational and financial strategies.